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EXHIBIT 99.1

GLOBALMEDIA.COM TO ADDRESS PUBLIC FLOAT ISSUE IN ITS
UPCOMING NASDAQ QUALIFICATION PANEL HEARING

    Vancouver, British Columbia, Canada, March 19, 2001,—GlobalMedia.com (Nasdaq: GLMC) announced today that it has added an additional issue to its delisting hearing before a Nasdaq Listing Qualification Panel (the "Panel") on March 30, 2001. GlobalMedia received a Nasdaq Staff Determination notice on March 13, 2001, indicating that it does not currently comply with the public float requirement, as set forth in Nasdaq Marketplace Rule 4450(a)(2). GlobalMedia is actively pursuing measures to bring it back into compliance with the Nasdaq Market Place Rules. However, there can be no assurance that the Panel will agree to GlobalMedia's proposals or grant GlobalMedia's request for continued listing.

About GlobalMedia.com

    GlobalMedia.com (www.globalmedia.com) develops customized Internet solutions for media and entertainment companies. With a strong background in streaming radio broadcast technology, GlobalMedia develops custom Internet broadband and wireless solutions for clients including the NFL, World Hockey Net and 4Kidsentertainment. Winner of the prestigious Linux Journal award for the "Best Overall Linux Solution" at Comdex Fall "99 for its Internet streaming audio technology, GlobalMedia's new focus is on developing Internet video technologies, that will provide media and entertainment companies the opportunity to expand their reach globally.

    Forward-looking Statements.  This announcement contains forward-looking statements that are subject to significant risks and uncertainties. Although GlobalMedia believes that the expectations reflected in its forward looking statements are reasonable, GlobalMedia can give no assurance that such expectations or any of their forward looking statements will prove to be correct and future results may differ from those discussed in this press release. Actual results may differ materially due to a number of risks, including technological and operational challenges, and the need for GlobalMedia to raise additional capital to fund operations and pay outstanding liabilities while implementing its restructured business plan, changes in consumer preferences and developments affecting the Internet. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of this date. The inclusion of any statement in this release does not constitute an admission by GlobalMedia or any other person that the events or circumstances described in such statement are material.

Contacts:

Ken Shortt

GlobalMedia.com

(888) 744-3044

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EXHIBIT 99.1 GLOBALMEDIA.COM TO ADDRESS PUBLIC FLOAT ISSUE IN ITS UPCOMING NASDAQ QUALIFICATION PANEL HEARING